Exhibit 99.1

Auxilium Pharmaceuticals, Inc. Announces First Patient Dosed in XIAFLEX® Study for Frozen Shoulder Syndrome

Phase IIa Dose-Ranging Study Will Measure Safety and Efficacy of XIAFLEX for Treatment of Frozen Shoulder Syndrome

MALVERN, PA, (December 1, 2011) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced that the first patient has been dosed in its open-label phase IIa trial of XIAFLEX®(collagenase clostridium histolyticum) for the treatment of idiopathic adhesive capsulitis of the shoulder, also known as Frozen Shoulder syndrome.

Frozen Shoulder syndrome is a common, prolonged, painful condition of the shoulder1 in which increased capsular collagen thickening and subsequent capsular contraction in the shoulder joint is thought to cause a loss of range of motion in the shoulder.2,3 The condition is believed to affect approximately two percent of the general adult population3 and the full duration of the frozen stage of disease can last up to 3.5 years.4

“The shoulder joint is crucial for many essential activities and when its function becomes limited, it can have a significant impact on patients’ daily living,” said Dr. James Tursi, Chief Medical Officer of Auxilium. “We are pleased that the trial is underway and anticipate that the results may demonstrate the potential of XIAFLEX as an innovative acute option for orthopedic surgeons to treat Frozen Shoulder syndrome over approximately six weeks with a minimally invasive treatment option.”

“Initiation of the Frozen Shoulder syndrome trial represents another important development milestone for Auxilium and we are excited to advance the third potential indication for XIAFLEX,” said Armando Anido, Chief Executive Officer and President of Auxilium Pharmaceuticals. “We believe that XIAFLEX represents a pipeline in a product and expect to develop multiple future indications, in addition to its proven benefit in treating adult Dupuytren’s contracture in patients with a palpable cord.”

The phase IIa study is an open-label, controlled dose-ranging study designed to assess the safety and efficacy of XIAFLEX for the treatment of Frozen Shoulder syndrome in comparison to an exercise-only control group. The study will involve approximately 50 adult men and women at approximately nine sites throughout the U.S. Topline study results are expected in the first half of 2013.

To qualify for the Frozen Shoulder syndrome study, patients must have unilateral idiopathic adhesive capsulitis of the shoulder with restricted range of motion in the affected shoulder for at least three months, but not more than 12 months. Following screening and determination of study eligibility, subjects will be assigned to four groups that vary in dosing (injection volume and concentration) or a fifth group receiving shoulder exercises only. Patients may receive up to three ultrasound-guided injections of varying doses of XIAFLEX (ranging from 0.29 mg to 0.58 mg in varying concentrations) separated by a minimum of 21 days and all patients will be instructed to perform home shoulder exercises. The study’s primary endpoint is the change (degrees) from baseline to the day 92 follow-up in forward flexion (active) in the affected shoulder. Safety assessments, including immunogenicity testing, will be made during all study visits. More information on the study, including study sites participating in this trial, can be found at clinicaltrials.gov.

About Frozen Shoulder Syndrome

Frozen Shoulder syndrome, also known as idiopathic adhesive capsulitis, is a common, prolonged, and painful disorder of diminished shoulder motion.1 The full duration of the frozen stage of disease can last from 1 to 3.5 years with a mean of 30 months.4 Increased capsular collagen thickening and subsequent capsular contraction in the glenohumeral joint is thought to cause restriction in both active and passive range of motion in the shoulder.3 As the condition progresses, pain can become more severe and is accompanied by stiffness and decreased range of motion. The stiffening may increase to the point where the natural arm swing that accompanies normal gait is lost.1 The most common treatments for Frozen Shoulder syndrome are long-term intensive physical therapy, corticosteroids, manipulation under anesthesia and/or arthroscopic release, but the long-term outcomes literature uses varying endpoints and each treatment has differing associated risks. Drugs are often used to manage associated pain, but none have been demonstrated to have an impact on Frozen Shoulder syndrome.

Frozen Shoulder syndrome is estimated to affect approximately two percent of the general adult population3 and has an increased incidence among patients with diabetes,5 Dupuytren’s contracture, and thyroid disease. It tends to occur in a patient’s fourth to sixth decade of life.1 The condition occurs slightly more often in women than in men, often presents bilaterally and commonly affects the contralateral side years after onset of symptoms in the first shoulder, but it does not typically affect the same shoulder twice.3

About XIAFLEX

XIAFLEX (collagenase clostridium histolyticum) is a biologic approved in the U.S. and the EU for the treatment of adult Dupuytren’s contracture patients with a palpable cord. XIAFLEX is a nonsurgical treatment for this condition and consists of a highly purified combination of several subtypes of collagenase, derived from clostridium histolyticum, in specific proportion. Together, the collagenase sub-types work synergistically to break the bonds of the triple helix collagen structure more effectively than human collagenase. XIAFLEX is currently in phase III of a global development program for the treatment of Peyronie’s disease, in phase IIa of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and in phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy).

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences, such as urologists, endocrinologists, certain targeted primary care physicians, hand surgeons, subsets of orthopedic, general, and plastic surgeons who focus on the hand, and rheumatologists. Auxilium markets XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord and Testim® 1%, a testosterone gel, for the topical treatment of hypogonadism in the U.S. Pfizer Inc. has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in 46 countries in Eurasia and Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan. Ferring International Center S.A. markets Testim in the EU and Paladin Labs Inc. markets Testim in Canada. Auxilium has three projects in clinical development. XIAFLEX is in phase III of development for the treatment of Peyronie’s disease, in phase IIa of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and in phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy). Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the prevalence and causes of Frozen Shoulder syndrome; the effectiveness of XIAFLEX in treating Frozen Shoulder syndrome; the design, methodology, timing, safety and endpoints of the phase IIa study of XIAFLEX for the treatment of Frozen Shoulder syndrome; the potential for XIAFLEX to be used in multiple indications; and products in development for Peyronie’s disease and cellulite.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to various risks and uncertainties.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended September 30, 2011, which are on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com

References

1.	Rizk TE, Pinals RS. Frozen shoulder. Semin Arthritis Rheum. 1982 May;11(4):440–452.
2.	Grey RG. The natural history of “idiopathic” frozen shoulder. J Bone Joint Surg Am. 1978 Jun;60(4):564.
3.	Hsu JE, Anakwenze OA, Warrender WJ, Abboud JA. Current review of adhesive capsulitis. J Shoulder Elbow Surg. 2011 Mar;20(3):502-14.
4.	Reeves B. The natural history of the frozen shoulder syndrome. Scand J Rheumatol. 1975;4(4):193–196.
5.	Pal B, Anderson J, Dick WC, Griffiths D. Limitation of joint mobility and shoulder capsulitis in insulin and non-insulin dependent diabetes mellitus.Br J Rheumatol. 1986;25:147-51.